                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. __________)


Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement  [ ] Confidential, For Use of the Commission
[X]  Definitive Proxy Statement       Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12

                         LA JOLLA PHARMACEUTICAL COMPANY
------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------
      (5)   Total fee paid:

------------------------------------------------------------------------------
[ ]         Fee paid previously with preliminary materials.

------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:

------------------------------------------------------------------------------
      (2)   Form, Schedule or Registration Statement no.:

------------------------------------------------------------------------------
      (3)   Filing Party:

------------------------------------------------------------------------------
      (4)   Date Filed:

------------------------------------------------------------------------------

                         LA JOLLA PHARMACEUTICAL COMPANY
                             6455 NANCY RIDGE DRIVE
                           SAN DIEGO, CALIFORNIA 92121

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1997

To the Stockholders of
LA JOLLA PHARMACEUTICAL COMPANY

         The Annual Meeting of Stockholders of La Jolla Pharmaceutical Company, a Delaware corporation (the "Company"), will be held at the Company's offices at 6455 Nancy Ridge Drive, San Diego, California, on May 13, 1997, at 10:00 a.m. for the following purposes:

         1. To elect a Board of six directors to serve until the next annual meeting of stockholders of the Company and until their successors are elected and qualified.

         2. To consider and vote on a proposal to amend the Company's 1994 Stock Incentive Plan to increase by 500,000 (subject to antidilution adjustments specified in the plan) the total number of shares of the Company's Common Stock that may be issued pursuant to such plan.

         3. To consider and vote on a proposal to amend the Company's 1994 Stock Incentive Plan to limit awards to the Chief Executive Officer and each of the other four most highly compensated executives to 250,000 option shares and $1 million in performance awards in any calendar year, and to specify certain performance criteria for awards to such persons, all in an effort to preserve the Company's ability to take income tax deductions for compensation in excess of $1 million paid to such persons in any calendar year by qualifying awards under the plan to such persons as "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Company's Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                  By Order of the Board of Directors

                                  /s/ WOOD C. ERWIN

                                  Wood C. Erwin
                                  Secretary

San Diego, California
April 7, 1997

                         LA JOLLA PHARMACEUTICAL COMPANY
                             6455 NANCY RIDGE DRIVE
                           SAN DIEGO, CALIFORNIA 92121

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of La Jolla Pharmaceutical Company, a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Stockholders to be held on May 13, 1997 at 10:00 a.m. (the "Meeting") and at any and all postponements and adjournments of the Meeting. The Meeting will be held at the Company's offices at 6455 Nancy Ridge Drive, San Diego, California. This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about April 7, 1997.

         The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the cost of soliciting proxies will be paid by the Company. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the reasonable expenses of forwarding soliciting material to their principals. Proxies may be solicited in person or by telephone, telefax or other electronic means by personnel of the Company who will not receive any additional compensation for such solicitation. In addition, the Company has engaged MacKenzie Partners, Inc. to assist in soliciting proxies for a fee of approximately $3,000 plus reimbursement of reasonable out-of-pocket expenses.

                                     VOTING

         The close of business on March 17, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date there were 17,279,895 shares of the Company's Common Stock outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Meeting. The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof.

         Shares abstained or subject to a broker non-vote are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         Each proxy submitted by a stockholder will, unless otherwise directed by the stockholder in the proxy, be voted FOR (a) election of the six director nominees named herein; (b) amendment of the Company's 1994 Stock Incentive Plan (the "Plan") to increase by 500,000 (subject to antidilution adjustments specified in the Plan) the total number of shares of the Company's Common Stock that may be issued pursuant to the Plan; and (c) amendment of the Plan to limit awards to the Chief Executive Officer and each of the other four most highly compensated executives to 250,000 option shares and $1 million in performance awards in any calendar year, and to specify certain performance criteria for awards to such persons, all in an effort to preserve the Company's ability to take income tax deductions for compensation in excess of $1 million paid to such persons in any calendar year by qualifying awards under the Plan to such persons as "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). If a stockholder has submitted a proxy appropriately directing how the shares represented thereby are to be voted, such shares will be voted according to the stockholder's direction. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

         The Board of Directors reserves the right to withhold any proposal described herein from a vote at the Meeting if the Board of Directors deems a vote on such proposal to be contrary to the best interests of the Company and its stockholders. In such an event, the proposal withheld will be neither adopted nor defeated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of March 17, 1997 by those known by the Company to be beneficial owners of more than five percent (5%) of the outstanding shares of the Company's Common Stock, by each of the present directors, by each of the executive officers named in the Summary Compensation Table on page 6, and by all directors and executive officers of the Company as a group. On March 17, 1997, there were 17,279,895 shares of Common Stock outstanding. The number of shares beneficially owned is deemed to include shares of the Company's Common Stock as to which the beneficial owner has or shares either investment or voting power. Unless otherwise stated, and except for voting powers held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners.

             Name and Address                          Amount and Nature                       Percent of
            of Beneficial Owner                    of Beneficial Ownership(1)                    Class
-------------------------------------       -----------------------------------         ----------------------
Biotech Target S.A.(2)                                      2,961,000                             17.1%
     Swiss Bank Tower
     Panama 1
     Republic of Panama
State of Wisconsin Investment Board                         1,522,500                              8.8%
     121 East Wilson
     Madison, Wisconsin  53707
Allstate Insurance Company(3)                               1,247,066                              7.2%
     Allstate Plaza G5D
     Northbrook, Illinois  60062
New York Life Insurance Company(4)                          1,145,608                              6.6%
     51 Madison Avenue
     New York, New York  10010
Putnam Investments, Inc.(5)                                 1,139,600                              6.6%
     One Post Office Square
     Boston, Massachusetts  02109
Abbott Laboratories                                         1,000,050                              5.8%
     100 Abbott Park Road
     Abbott Park, Illinois  60064
Thomas H. Adams, Ph.D.(6)                                      24,800                              *
Stephen M. Coutts, Ph.D.(7)                                   191,298                              1.1%
Mark T. Edgar, Ph.D.(6)                                        17,000                              *
William E. Engbers(6)                                          18,000                              *
Steven B. Engle(8)                                            212,442                              1.2%
Robert A. Fildes, Ph.D.(9)                                     58,002                              *
Bonnie Hepburn, M.D.                                             --                                *
Joseph Stemler(10)                                            406,500                              2.4%
W. Leigh Thompson, M.D., Ph.D.(6)                              10,000                              *
Peter G. Ulrich(11)                                            19,700                              *

All directors and executive officers as a                     984,601                              5.7%
     group (12 persons)(12)

---------------------------
*        Less than 1%

(1) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of March 17, 1997 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(2)      Wholly-owned subsidiary of BB Biotech AG, a Swiss corporation.

(3)      Includes 140,429 shares issuable upon exercise of warrants.

(4)      Includes 112,343 shares issuable upon exercise of warrants.

(5)      Reflects shared investment power.

(6)      All shares are issuable upon exercise of stock options.

(7)      Includes 183,000 shares issuable upon exercise of stock options.

(8)      Includes 210,958 shares issuable upon exercise of stock options.

(9)      Includes 22,600 shares issuable upon exercise of stock options.

(10)     Includes 366,500 shares issuable upon exercise of stock options.

(11)     Includes 9,000 shares issuable upon exercise of stock options.

(12)     Includes 881,433 shares issuable upon exercise of stock options.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

         The Company's directors are elected at each annual meeting of stockholders. Currently, the number of authorized directors of the Company is six. At the Meeting, six directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If a quorum is present at the Meeting, the nominees receiving the greatest number of votes up to the number of authorized directors will be elected.

         All of the nominees for election as directors at the Meeting set forth in the table below are incumbent directors. All nominees except Dr. Thompson were elected at the 1996 Annual Meeting of Stockholders; Dr. Thompson was appointed by the other Board members on August 2, 1996 to fill a vacancy. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted FOR such nominees. In the event that any of the nominees for director should before the Meeting become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the Company's knowledge, all the nominees will be available to serve.

         The following biographical information is furnished with respect to each of the six nominees for election at the Meeting.

Nominee                                      Age    Principal Occupation                            Director Since
------------------------------------         ---    ---------------------------------------------   ---------------
Thomas H. Adams, Ph.D.(1)                    54     Chairman of the Board and Chief Executive            1991
                                                    Officer of Genta, Inc.

William E. Engbers(2)                        53     Venture Capital Manager, Allstate Insurance          1991
                                                    Company

Steven B. Engle(3)                           42     President, Chief Executive Officer and               1994
                                                    Chairman of the Board of the Company

Robert A. Fildes, Ph.D.(4)                   58     Chairman of the Board and Chief Executive            1991
                                                    Officer of Scotgen Biopharmaceuticals, Inc.

Joseph Stemler(5)                            66     Retired Chief Executive Officer and former           1989
                                                    Chairman of the Board of the Company
W. Leigh Thompson, M.D., Ph.D.(6)            58     President and Chief Executive Officer of             1996
                                                    Profound Quality Resources, Ltd.

---------------------------

(1) DR. ADAMS is the founder, Chairman and Chief Executive Officer of Genta, Inc., a publicly held biotechnology company in the field of antisense technology. Before founding Genta, Dr. Adams founded Gen-Probe, Inc. in 1984 and served as its Chief Executive Officer and Chairman until its acquisition by Chugai Pharmaceuticals, Inc. in 1989. Before founding Gen-Probe, Dr. Adams was Senior Vice President of Research and Development at Hybritech until 1984. Hybritech was later acquired by Eli Lilly and Co. in 1986. Dr. Adams has also held management positions at Technicon Instruments and the Hyland Division of Baxter Travenol. In addition to his chairmanship of Genta, Inc., Dr. Adams currently serves as a director of Life Technologies, Inc. and Biosite Diagnostics, Inc., each of which is a publicly held medical research firm. Dr. Adams holds a Ph.D. in Biochemistry from the University of California at Riverside.

(2) MR. ENGBERS has been Venture Capital Manager for Allstate Insurance Company since 1989. Before joining Allstate, he was a Vice President at Whitehead Associates, an investment firm, from 1983 to 1987, and Chairman of the Board of Plant Genetics, Inc., a publicly-traded biotechnology company, from 1982 to 1989. Mr. Engbers also served as a director of Diametrics Medical, Inc., a publicly held manufacturer and marketer of blood chemistry testing systems, until June 1996. Mr. Engbers currently serves as a director of Applied Biometrics, a publicly held medical device company and DM Management, a publicly held women's apparel company. Mr. Engbers received a BBA degree in accounting from Marshall University and has attended graduate business school at Marshall and Seattle University.

(3) MR. ENGLE joined the Company in 1993 as Executive Vice President and Chief Operating Officer. He assumed the offices of President, Director, and Assistant Secretary in 1994, and became Chief Executive Officer in July 1995 and Chairman of the Board in March 1997. From 1991 to 1993, Mr. Engle served as Acting Chief Executive Officer, Acting Vice President of Manufacturing and Vice President of Marketing for Cygnus Therapeutic Systems, a publicly held company that develops and manufactures delivery systems for therapeutic drugs. From 1987 to 1991 he was Chief Executive Officer of Quantum Management, a privately held management consulting firm specializing in the pharmaceutical and biotechnology industry. From 1984 to 1987, he was Vice President of Marketing, Divisional General Manager, and Sales and Marketing Director for Micro Power Systems, a privately held company that manufactures high technology products including medical devices. From 1979 to 1984 he was a Senior Management Consultant at Strategic Decisions Group and SRI International, where he advised pharmaceutical, biotechnology and other companies. Mr. Engle holds an MSEE and a BSEE in Biomedical Engineering from the University of Texas.

(4) DR. FILDES has been Chairman and Chief Executive Officer of Scotgen Biopharmaceuticals, Inc., a privately held company in the field of human monoclonal antibody technology, since 1993. From 1990 to 1993, Dr. Fildes was an independent consultant in the biopharmaceutical industry. Dr. Fildes was the President and Chief Executive Officer of Cetus Corporation from 1982 to 1990. Before his eight years at Cetus, Dr. Fildes was the President of Biogen, Inc. from 1980 to 1982 and the Vice President of Operations for the Industrial Division of Bristol-Myers from 1975 to 1980. Dr. Fildes is also a director of Carrington Laboratories, a publicly held company that develops and manufactures products for wound and skin care. Dr. Fildes holds a D.C.C. degree in Microbial Bio-chemistry and a Ph.D. in Biochemical Genetics from the University of London.

(5) MR. STEMLER served as Chairman of the Board of Directors of the Company from its formation in May 1989 until March 1997, and also served as its Chief Executive Officer until July 1995. Before the Company's formation, Mr. Stemler served as President, Chief Executive Officer, and Chairman of Quidel Corporation from 1985 to 1988, and as Chief Executive Officer and Chairman of Quidel from 1988 to 1989. Quidel is a publicly held company that develops, manufactures and markets rapid human diagnostic test kits. From 1978 to 1985, he served as President of Bentley Laboratories and, after Bentley's acquisition by American Hospital Supply Corporation
      (AHSC), as President of AHSC's Bentley subsidiary. Mr. Stemler is currently a director of Sunrise Medical Inc., a publicly held manufacturer and provider of medical products used in the rehabilitation and recovery phases of patient care, Safeskin Corporation, a publicly held manufacturer of surgical gloves, and Scholle Corporation, a privately held company that develops, manufactures and markets aseptic flexible food containers. He is an engineering graduate of Illinois Institute of Technology and also holds advanced degrees in engineering and business administration.

(6) DR. THOMPSON has been President and Chief Executive Officer of Profound Quality Resources, Ltd. since 1995. Prior to his present positions, Dr. Thompson was Chief Scientific Officer with Eli Lilly and Company in 1994 and Executive Vice President and Group Vice President with Lilly Research Laboratories from 1992 to 1994. Dr. Thompson also serves as a director of Corvas International, DNX/Chrysalis, GeneMedicine, Guilford Pharmaceutical, Medarex, and Orphan Medical, Inc., each of which is a publicly held medical research firm. Dr. Thompson holds a Ph.D. from the Medical University of South Carolina and an M.D. from The Johns Hopkins University.

BOARD COMMITTEES AND MEETINGS

         The Audit Committee of the Board of Directors currently consists of Dr. Adams, Mr. Engbers and Dr. Fildes. The Audit Committee (a) reviews, prior to publication, the Company's annual financial statements; (b) reviews the scope of the current annual audit and fees therefor, and the results of the prior year's audit; (c) reviews the Company's accounting and financial reporting practices;
(d) reviews the Company's system of internal accounting controls; (e) reviews the scope of any other services to be performed by the independent auditors; (f) recommends the retention or replacement of the independent auditors; (g) reviews the adequacy of the Company's accounting and financial personnel resources; (h) reviews and considers any other matters relative to the audit of the Company's accounts and the preparation of its financial statements and reports that the committee deems appropriate; and (i) reviews, acts on and reports to the Board of Directors with respect to various financial reporting and accounting practices and consults with the Company's independent auditors and management with respect thereto.

         The Compensation Committee of the Board of Directors currently consists of Dr. Adams, Mr. Engbers and Dr. Fildes. The Compensation Committee advises the Board of Directors with respect to various human resource matters, including compensation, and administers the Company's stock incentive plans.

         The Board of Directors acts as a committee of the whole with respect to nominations for membership on the Board. The Board will consider nominees recommended by stockholders, and stockholders desiring to make such a recommendation should submit the name, address, telephone number, and qualifications of the proposed nominee in writing to the Company's Secretary.

         During the Company's fiscal year ended December 31, 1996, there were seven meetings of the Board of Directors, one meeting of the Audit Committee, and one meeting of the Compensation Committee. While a director, each of the current Board members attended 85% or more of the meetings of the Board of Directors and meetings of the committees on which he served during such period except that Dr. Adams did not attend the meeting of the Compensation Committee and Dr. Thompson did not attend one of the two meetings of the Board of Directors held since his appointment.

DIRECTORS' COMPENSATION

         Directors who are also employees of the Company receive no extra compensation for their service on the Board. Non-employee directors receive an annual retainer of $5,000, fees of $1,000 per Board meeting attended in person and $500 per telephonic meeting, and reimbursement of reasonable costs associated with attendance at meetings of the Board and its committees.

         Pursuant to the Company's 1994 Stock Incentive Plan, each non-employee director of the Company automatically receives, upon becoming a director, a one-time grant of an option to purchase up to 20,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the option's grant. These non-employee director options have a term of ten years and become exercisable with respect to 25% of the underlying shares on the grant date and with respect to an additional 25% of the underlying shares on the date of each of the first three annual stockholders' meetings following the grant date (or, if an annual meeting occurs within six months after the grant date, then on the second, third and fourth anniversaries of the grant date), if the recipient is then continuing as a director for the ensuing year.

         Each non-employee director also receives, upon each re-election to the Board, an automatic annual grant of an option to purchase up to 3,000 shares of the Company's Common Stock. These options have a term of ten years and an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant. These options vest and become exercisable on the earlier to occur of (i) the first anniversary of the grant date or (ii) immediately prior to the annual meeting of stockholders of the Company next following the grant date, if the director has served as a director from the grant date to such earlier date.

         Grants of non-employee directors' options count against the maximum number of shares issuable under the Plan. Shares underlying non-employee director options that expire or are terminated or canceled will again become available for further awards under the Plan. In the event that a recipient of non-employee director options ceases to be a director of the Company, all such options granted to him will be exercisable, to the extent they were exercisable at the date directorship ceased, for a period of 365 days or, if earlier, the expiration of the option according to its terms. Vesting accelerates upon certain transactions including dissolution, merger and change in control. The Plan provides that the exercise price may be paid by Company loan or withholding of underlying stock, or deferred until completion of broker-assisted exercise and sale transactions.

         During the fiscal year ended December 31, 1996, 52,000 options were issued to the Company's non-employee directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid for the last three fiscal years to the Company's Chief Executive Officer and the other four most highly compensated persons who were serving as executive officers of the Company at the end of the fiscal year ended December 31, 1996 and whose total annual salary and bonus for that fiscal year exceeded $100,000 (the "Named Executive Officers").

                                                                                     Long-Term
                                                                    Annual         Compensation
                                                                 Compensation         Awards
                                                              ------------------- ----------------
                                                                                    Securities         All Other
                                                                                    Underlying        Compensation
Name and Principal Position                        Year           Salary ($)        Options (#)            ($)
---------------------------------------------- -------------- ------------------- ---------------- ------------------
Steven B. Engle                                    1996            222,461             40,000           8,410
     President, Chief Executive Officer and        1995            189,404            110,000              --
     Chairman of the Board(1)                      1994            160,285            200,000          54,256

Stephen M. Coutts, Ph.D.                           1996            186,250             30,000              --
     Executive Vice President of Research          1995            174,808             10,000              --
     and Development                               1994            165,000             30,500              --

Peter G. Ulrich                                    1996            150,865             20,000              --
     Senior Vice President of Corporate            1995              9,808             45,000          15,000
     Development and Marketing(2)                  1994                 --                 --              --

Mark T. Edgar, Ph.D.                               1996            143,631             15,000              --
     Vice President of Operations(3)               1995             86,308             31,000          10,000
                                                   1994                --                 --               --

Bonnie Hepburn, M.D.                               1996            130,769             50,000          23,758
     Vice President of Clinical                    1995                 --                 --              --
     Development(4)                                1994                 --                 --              --

---------------------------

(1) All other compensation paid to Mr. Engle during 1996 consisted of relocation expenses.

(2) Mr. Ulrich joined the Company as Senior Vice President of Corporate Development and Marketing on November 30, 1995. Accordingly, he did not earn or receive any compensation from the Company until the fiscal year ended December 31, 1995.

(3) Dr. Edgar joined the Company as Vice President of Operations on May 1, 1995. Accordingly, he did not earn or receive any compensation from the Company until the fiscal year ended December 31, 1995.

(4) Dr. Hepburn joined the Company as Vice President of Clinical Development on April 29, 1996. Accordingly, she did not earn or receive any compensation from the Company until the fiscal year ended December 31, 1996. All other compensation paid to Dr. Hepburn during 1996 consisted of relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                                           Individual Grants
------------------ ----------------------------------------------------------------- --------------------------------
                                                               Market                 Potential Realizable Value at
                      Number       % of Total                 Price of                Assumed Annual Rates of Stock
                   of Securities    Options                    Common                     Price Appreciation for
                    Underlying     Granted to    Exercise     Stock on                      Option Term ($)(4)
                      Options     Employees in     Price       Date of    Expiration  -------------------------------
      Name         Granted(#)(1)  Fiscal Year   ($/share)(2)  Grant($)     Date(3)          5%             10%
------------------ -------------- ------------- ------------ ------------ ----------- --------------- ---------------
Steven B. Engle       40,000           9.6         4.6875       4.6875     07/24/06      117,918         298,827

Stephen M. Coutts     30,000           7.2         4.6875       4.6875     07/24/06       88,438         224,120

Peter G. Ulrich       20,000           4.8         3.75         3.75       11/05/06       47,167         119,531

Mark T. Edgar         15,000           3.6         4.875        4.875      07/12/06       45,988         116,542

Bonnie Hepburn        50,000          12.0         4.6875       4.6875     07/24/06      147,397         373,533

---------------------------

(1) All options were granted under the Company's 1994 Stock Incentive Plan and are exercisable with respect to 20% of the shares covered thereby starting on the first anniversary of the grant date, and thereafter with respect to an additional 20% of the shares covered thereby on each successive anniversary date. The Plan is administered by the Compensation Committee of the Board, which has broad discretion and authority to construe and interpret the Plan and to modify outstanding options.

(2) The exercise price and tax withholding obligations related to the exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) All of the options were granted for a term of l0 years, subject to earlier termination upon certain events related to termination of employment or a change in control of the Company.

(4) The potential realizable values listed are based on an assumption that the market price of the Company's Common Stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market value of the Common Stock. Actual gains, if any, are dependent on the future market price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise during the fiscal year ended December 31, 1996 by the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1996, and the aggregate gains that would have been realized had these options been exercised on December 31, 1996, even though these options were not exercised, and the unexercisable options could not have been exercised, on that date.

                                                             Number of Securities
                                                            Underlying Unexercised          Value of Unexercised
                                                              Options at Fiscal             In-the-Money Options
                                                                  Year End(#)             At Fiscal Year End(1)($)
                      Shares Acquired       Value       ------------------------------  ----------------------------
        Name          on Exercise(#)     Realized($)    Exercisable     Unexercisable   Exercisable    Unexercisable
-------------------   ---------------    ------------   -----------     -------------   -----------    -------------
Steven B. Engle              --               --          183,764         166,236          706,624        425,682
Stephen M. Coutts          1,500            10,219        181,861          57,139          898,678        142,565
Peter G. Ulrich              --               --            9,000          56,000           18,563        119,250
Mark T. Edgar                --               --            7,500          38,500           17,937         72,373
Bonnie Hepburn               --               --             --            50,000             --           65,625

---------------------------
(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of the Company's Common Stock on December 31, 1996 (the last trading day of 1996). The closing price of the Company's Common Stock on that day on the Nasdaq National Market was $6.00. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

EMPLOYMENT AND CONSULTING CONTRACTS

         Stephen M. Coutts has an agreement with the Company entitling him to receive three months severance in the event of involuntary termination of employment by the Company, whether or not for cause.

         Steven B. Engle has an employment contract with the Company that (i) provides for a minimum annual salary of $150,000, (ii) entitles him to receive nine months severance in the event of involuntary termination of his employment by the Company or any adverse change in his employment status or responsibilities without cause, and (iii) requires successors of the Company to assume the contract.

         Joseph Stemler has a consulting contract with the Company pursuant to which he may perform consulting services for the Company from time to time as requested by the Company's Chief Executive Officer in exchange for $1,500 per day.

         In addition, all of the Company's employees, including the Named Executive Officers, are required to enter into Invention and Confidential Information Agreements with the Company. These agreements are intended to protect the Company's confidential information, including assignment to the Company of inventions conceived by the employee in the course of his or her employment with the Company. However, due to proscriptions on noncompetition covenants under California law, neither the Company's executives nor its employees are subject to any restriction on accepting employment with a competitor of the Company if their employment with the Company terminates for any reason.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors and administers the Company's executive compensation programs, including the Company's stock incentive plans. The Company's executive compensation program is designed to provide competitive levels of base compensation in order to attract, retain and motivate high quality employees, tie individual total compensation to individual performance and the success of the Company, and align the interests of the Company's executive officers with those of its stockholders. Through 1996, the Company's executive compensation program consisted of base salary and stock option grants.

         The Committee believes that the Company's ability to execute its drug discovery programs and successfully bring products to market depends heavily upon the quality of its top scientific and management personnel. Accordingly, the Committee attempts to set base salary for the Company's executive officers at levels that are competitive with compensation paid to top executives of similarly situated biotechnology companies, and not significantly below cash compensation available to the Company's key executives through alternative employment. However, because of the Company's current and historical need to conserve its cash resources, the

Committee generally has allowed only moderate increases in cash compensation. Rewards for Company or individual performance have generally taken the form of stock-based awards.

         The Committee administers the Company's 1994 Stock Incentive Plan, pursuant to which the Company may grant various stock-based awards intended to compensate Company personnel and align the interests of the recipients with those of the Company's stockholders. To date, only stock options have been granted under the Plan, although the Committee may, in the future, utilize other types of incentive awards available under the Plan. (The Committee also administers options previously granted under the Company's 1989 Incentive Stock Option Plan and 1989 Nonstatutory Stock Option Plan.)

         Because of the Company's need to conserve cash, the Committee has used stock options to reward executives for individual and Company performance and to provide incentives for vigorous pursuit of the Company's goals. In general, executive officers receive a substantial grant of stock options upon joining the Company. The Committee believes that these initial grants serve two purposes. First, they help to make up for any discrepancy between the cash compensation paid by the Company and salaries and bonuses available from more established employers who would compete for the services of the Company's executives. Second, the initial option grants are intended to give the recipients a meaningful stake in the Company's long-term performance, with any ultimate realization of significant value from those options being commensurate with returns on investments in the Company's stock.

         In addition to initial grants, executive officers are eligible to receive option grants based upon the performance of the Company and their individual progress during the preceding year. Such grants, if any, are determined by the Committee in the latter part of each fiscal year with the input and recommendation of the Company's Chief Executive Officer. In determining award levels, the Committee emphasizes Company performance and the contributions made by individual executives to that performance. The Committee believes that such a retrospective analysis is most appropriate and practicable for a development-stage biopharmaceutical enterprise like the Company, which operates in an uncertain environment and without the same sorts of standard measures of performance as are available to more seasoned companies.

         The Company faces significant challenges in the coming years and will rely heavily upon the Chief Executive Officer for leadership, strategic direction, and operational effectiveness. During the remainder of the decade, the Company's goals include succeeding in clinical trials for LJP 394 and additional drug candidates, forming additional strategic alliances, raising additional financing, and building a strong organization to support the Company's anticipated growth. The Chief Executive Officer will have ultimate responsibility for these goals as part of maximizing stockholders' returns on their investments in the Company and the Committee believes stockholders are best served if the Chief Executive Officer has significant incentives to meet these expectations. In the round of option grants made in July 1996, the Chief Executive Officer received an option to purchase up to 40,000 shares of Common Stock in recognition of the Company's significant achievements, which included completing Phase II clinical trials of the Company's lupus drug candidate with positive results, planning of the next major clinical trial of the lupus drug, progress in strategic alliance negotiations and development of the Company's next drug candidates.

         The Committee set the level of the option grants made to the Chief Executive Officer on the basis of its qualitative evaluation of the Chief Executive Officer's contributions. The Committee did not attempt to apply any specific quantitative measures to the Chief Executive Officer's option-based compensation, or to provide any specific dollar value of compensation to the Chief Executive Officer, due to the difficulty of determining the long-term value of an investment in the Company's stock.

                             COMPENSATION COMMITTEE
                                  Thomas H. Adams, Ph.D.
                                  William E. Engbers
                                  Robert A. Fildes, Ph.D.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors consists of Dr. Adams, Mr. Engbers and Dr. Fildes. No current member of the Compensation Committee is a current or former officer or employee of the Company. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or Board members of such other entities.

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Company's Common Stock for the period from June 3, 1994 (the date on which the Company's Common Stock was first publicly traded) and ending on December 31, 1996 with the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (comprising all companies listed in the Nasdaq Stock Market under SIC 283). The graph assumes that $100 was invested on June 3, 1994 in the Company's Common Stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Although the graph would normally cover a five-year period, the Company's Common Stock has been publicly traded only since June 3, 1994, so the graph commences as of such date. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                   STOCK PERFORMANCE CHART FOR THE 1996 PROXY

                                            6/3/94     6/30/94     9/30/94    12/31/94     3/31/95     6/30/95
                                            ------     -------     -------    --------     -------     -------
La Jolla Pharmaceutical Company                100         100          55          45          55          79
Nasdaq - US                                    100          95         103         102         111         127
Nasdaq - Pharmaceuticals                       100          91         103          97         104         121


                                          9/30/95     12/31/95     3/31/96     6/30/96     9/30/96    12/31/96
                                          -------     --------     -------     -------     -------    --------
La Jolla Pharmaceutical Company                100         100         160         110          90         120
Nasdaq - US                                    143         144         151         163         169         177
Nasdaq - Pharmaceuticals                       152         177         184         179         183         177


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the directors and officers of the Company and persons who own more than 10% of the Company's equity securities are required to report their initial ownership of the Company's equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during the fiscal year ended December 31, 1996. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the fiscal year ended December 31, 1996, all of these reports were timely filed.

                                   PROPOSAL 2

              AMENDMENT TO THE COMPANY'S 1994 STOCK INCENTIVE PLAN
                          TO INCREASE AVAILABLE SHARES

         The maximum number of shares of the Company's Common Stock that may be issued pursuant to awards under the Company's 1994 Stock Incentive Plan is currently 1,250,000, and options covering a total of 1,043,748 shares are outstanding or have been exercised under the Plan. Accordingly, only 194,352 shares remain available for new grants. The Company relies heavily upon the Plan to recruit, retain, and reward qualified employees and directors, and the Company's Board of Directors has unanimously approved, subject to approval by the Company's stockholders, an amendment of the Plan to make available an additional 500,000 shares of the Company's Common Stock (subject to antidilution adjustments) under the Plan.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Each of the present directors and executive officers designated from time to time by the Plan's administrative committee is eligible to receive awards under the Plan. Pursuant to the Plan, each of the director nominees, if re-elected at the Meeting, will automatically receive an option to purchase up to 3,000 shares of the Company's Common Stock on May 13, 1997, and on the dates of future annual meetings if re-elected.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and entitled to vote, is required to approve Proposal 2. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3

              AMENDMENT TO THE COMPANY'S 1994 STOCK INCENTIVE PLAN
           TO CONFORM WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code imposes restrictions on the deductibility of executive compensation paid by public companies. Under these restrictions, the Company is not able to deduct compensation paid to its Chief Executive Officer and its other four most highly compensated executives in excess of $1 million unless the compensation qualifies as "performance-based compensation" as defined in the Code. These restrictions apply to compensation relating to an award under the Company's 1994 Stock Incentive Plan. Although current compensation is far below these levels, option gains are included in compensation for these purposes and if the Company's stock increases significantly in value, some executives could have compensation in excess of the deductibility limit. Non-deductibility would result in additional tax costs to the Company.

         In an effort to prevent compensation relating to an award under the Plan from being subject to the $1 million limit of Section 162(m), the Board unanimously approved, subject to approval by the Company's stockholders, amendments of the Plan intended to enable awards made thereunder to qualify as "performance-based compensation." Such amendments would prohibit awards with respect to more than 250,000 shares of Common Stock or in excess of $1 million in any one calendar year if such award would otherwise be subject to Section 162(m). Furthermore, if Section 162(m) would otherwise apply and if the amount of compensation an eligible person would receive under the award is not based solely on an increase in the value of the underlying Common Stock of the Company after the date of grant or award, the proposed amendment would authorize the Plan's administrative committee to condition the grant, vesting, or exercisability of such an award on the attainment of a preestablished objective performance goal.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Although current compensation levels for the Chief Executive Officer and the other four most highly compensated executives are far below $1 million, the Section 162(m) limit could be reached if the Company's stock increases significantly in value. If the proposal is not approved, tax regulations under the Code may limit awards to these persons under the Plan. Approval of the proposal could result in greater awards under the Plan and other compensation being paid to these persons through removal of any incentive the Company may have to keep compensation below $1 million in order to preserve deductibility.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and entitled to vote, is required to approve Proposal 3. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

                    SUMMARY OF THE 1994 STOCK INCENTIVE PLAN

         The following is a summary of the principal features of the Plan as in effect and proposed to be amended by Proposal 2 and Proposal 3.

         Purpose and Eligibility. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing eligible persons with financial incentives to promote the success of the Company's business objectives, by increasing eligible persons' proprietary interest in the Company, and by giving the Company a means to attract and retain directors of appropriate experience and stature. Any officer, key employee, consultant or advisor of the Company designated from time to time by the Plan's administrative committee is eligible to receive grants of stock options, restricted stock, stock appreciation rights, stock payments, performance awards of cash and/or stock, and dividend equivalents under the Plan. Currently, it is estimated that approximately 88 persons are eligible for selection.

         Stock Options. Stock options granted under the Plan ("Options") may be incentive stock options, which are intended to qualify under the provisions of
Section 422 of the Internal Revenue Code ("Incentive Options"), or non-qualified stock options, which do not so qualify ("Non-qualified Options"). The exercise price for each Option (other than non-employee directors' options) shall be determined by the Committee at the date of grant. The exercise price of each Option granted under the Plan generally may not be set below the fair market value of the underlying Common Stock on the date of grant, subject to permissible discounts of up to 15% from fair market value for Non-qualified Options in lieu of salary or bonus. The exercise price of any Option may be paid in cash or any other consideration the Committee deems acceptable, including delivery of capital stock of the Company (surrendered by the optionee or withheld from the shares otherwise deliverable upon exercise) or surrender of other awards previously granted to the recipient exercising the Option. The Committee may allow the Company to loan the exercise price to the optionee and/or to allow exercise in a broker-assisted transaction in which the exercise price will not be received until after exercise, if the exercise of the Option is followed by an immediate sale of some of the underlying shares and a portion of the sales proceeds is dedicated to full payment of the exercise price.

         Options (other than non-employee directors' options) granted under the Plan vest, become exercisable, and terminate as determined by the Committee. All Options granted under the Plan may be exercised at any time after they vest and before their expiration date, provided that no Option may be exercised more than ten years after its grant. In the absence of a specific written agreement to the contrary, an employee's Options will generally terminate (a) immediately upon termination of the recipient's employment with the Company for just cause; (b) 12 months after death or permanent disability; (c) 24 months after normal retirement; and (d) three months in the case of Incentive Stock Options, and six months in the case of Non-qualified Stock Options, after termination of employment for any other reason, in each case subject to earlier termination on the Option's original expiration date. Notwithstanding the foregoing, however, the Committee may designate shorter or longer periods after termination of employment to exercise any Option (other than a non-employee directors' option). Options cease to vest upon termination of employment, but the Committee may accelerate the vesting of any or all Options that had not become exercisable on or prior to the date of such termination.

         Other Awards. In addition to Options, the Committee may also grant performance awards, restricted stock, stock appreciation rights ("SARs"), stock payments and dividend equivalents. Performance awards entitle the recipient to a payment in cash or in shares of Common Stock upon the satisfaction of certain performance criteria. Shares of restricted stock may be granted by the Committee to recipients who may not transfer the restricted shares until the restrictions are removed or expire. Stock appreciation rights, either related or unrelated to Options, entitle the recipient to payment of the difference between the fair market value of a share of Common Stock and the related exercisable Option or initial base amount, multiplied by the number of shares as to which such SAR is exercised. The Committee may also approve stock payments of the Company's Common Stock to any eligible person or grant dividend equivalents payable in cash, Common Stock, or other awards to recipients of Options, SARs, or other awards denominated in shares of Common Stock. For all such awards, the Committee shall generally determine the relevant criteria, terms, and restrictions.

         Non-employee Directors' Options. Under the Plan, each of the Company's non-employee directors automatically receives, upon becoming a non-employee director, a one-time grant of an option to purchase up to 20,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of a share of the Common Stock on the date of grant. These options have a term of ten years and vest with respect to 25% of the underlying shares on the grant date and with respect to an additional 25% of the underlying shares on the date of each of the first three annual stockholders' meetings following the grant date (or, if an annual meeting occurs within six months after the grant date, then on the second, third and fourth anniversaries of the grant date), but only if, on the date of each such annual meeting, the recipient is continuing as a director for the ensuing year.

         Further, each non-employee director of the Company, upon each re-election to the Board, will automatically receive a grant of an additional option to purchase up to 3,000 additional shares of the Company's Common Stock. These options have a term of ten years and will vest and become exercisable upon the earlier to occur of (i) the first anniversary of the grant date or (ii) immediately prior to the annual meeting of stockholders of the Company next following the grant date, if the director has served as a director from the grant date to such earlier date. The exercise price for these options is the fair market value of the Company's Common Stock on the date of their grant.

         Plan Provisions Regarding Section 162(m) of the Internal Revenue Code. In general, Section 162(m) of the Code imposes a $1 million limit on the amount of compensation that may be deducted by the Company in any tax year with respect to the Chief Executive Officer of the Company and its other four most highly compensated employees, including any compensation relating to an award under the Plan. If Proposal 3 is presented and approved, compensation relating to an award under the Plan will not be subject to the $1 million limit of Section 162(m). Under the Proposal 3 amendment, no one person will be granted any awards with respect to more than 250,000 shares of Common Stock or in excess of $1 million in any one calendar year if such grant would otherwise be subject to Code
Section 162(m). Furthermore, if Code Section 162(m) would otherwise apply and if the amount of compensation a person would receive under an award is not based solely on an increase in the value of the underlying Common Stock of the Company after the date of grant or award, the Plan's administrative committee will be authorized to condition the grant, vesting, or exercisability of such an award on the attainment of a preestablished objective performance goal. The Proposal 3 amendment defines a preestablished objective performance goal to include one or more of the following performance criteria: (a) cash flow, (b) earnings per share (including earnings before interest, taxes, and amortization), (c) return on equity, (d) total stockholder return, (e) return on capital, (f) return on assets or net assets, (g) income or net income, (h) operating margin, (i) return on operating revenue, (j) attainment of stated goals related to the Company's research and development or clinical trials program, (k) attainment of stated goals related to the Company's capitalization, costs, financial condition or results of operations, and (l) any other similar performance criteria.

         Securities Subject to Plan. No more than 1,250,000 shares of Common Stock (1,750,000 shares if Proposal 2 is approved) may be issued pursuant to or upon exercise of awards granted under the Plan. Shares of Common Stock subject to unexercised portions of any award that expire, terminate or are canceled, and shares of Common Stock issued pursuant to an award that are reacquired by the Company pursuant to the terms of the award under which the shares were issued, will again become eligible for the grant of further awards under the Plan. The number and kind of shares of Common Stock or other securities available under the Plan in general, as well as the number and kind of shares of Common Stock or other securities subject to outstanding awards and the exercise price per share of such awards, may be proportionately adjusted to reflect stock splits, stock dividends, and other capital stock transactions. If the Company is the surviving corporation in any merger or consolidation, each outstanding Option will entitle the optionee to receive the same consideration received by holders of the same number of shares of the Company's Common Stock in such merger or consolidation. In the event of a change in control, all non-employee directors' options and any other awards specified by the Committee or the Board of Directors shall immediately vest and become exercisable, and all conditions thereto shall be deemed to have been met. For purposes of the Plan, a change in control includes a reorganization, merger or consolidation in which more than 50% of voting securities of the Company are not represented by holders of such securities prior thereto; or a liquidation or dissolution of the Company; or the acquisition of more than 40% or more of the Company's voting securities by any person; or a majority change in Board membership without Board approval. On March 17, 1997, the market value of the Company's Common Stock was $4.875 per share, options to purchase 11,900 shares had been exercised under the Plan, Options to purchase 1,168,925 shares were outstanding under the Plan at exercise prices ranging from $2.00 to $8.31 per share, and 194,352 shares remained available for future awards under the Plan. If Proposal 2 is approved, an additional 500,000 shares will be available for future awards under the Plan.

         Administration, Amendment and Termination. The Plan is administered by a committee (the "Committee") of at least three non-employee directors of the Company appointed by the Company's Board, each of whom is required to be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee has the authority to interpret the Plan and any agreements defining the rights and obligations of recipients of awards granted under the Plan; to determine the terms and conditions of awards; to prescribe, amend and rescind the rules and regulations of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. Under the Proposal 3 amendment, if awards are to be made to persons subject to Section 162(m) and such awards are intended to constitute performance-based compensation, then each of the Committee's members must be an "outside director," as such term is defined in Section 162(m).

         The Committee, in its discretion, selects from the class of eligible persons those individuals to whom awards will be granted and determines the nature, dates, amounts, exercise prices, vesting periods, and other relevant terms of such awards. The Committee may, with the consent of the recipient of an award, modify the terms and conditions, accelerate or extend the vesting or exercise period, and adjust or reduce the purchase price of such award. However, the Committee has no authority or discretion with respect to recipients, timing, vesting, underlying shares or exercise price of non-employee directors' options, which matters are specifically governed by the provisions of the Plan. Awards may be granted under the Plan until the tenth anniversary of the Plan's effective date.

         Federal Income Tax Consequences. The following is a brief description of the federal income tax treatment which will generally apply to Options and other awards granted under the Plan, based on federal income tax laws in effect on the date of this proxy statement. The exact federal income tax treatment of Options and other awards will depend on the specific circumstances of the recipient. No information is provided herein with respect to estate, inheritance, gift, state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an option or other award or the disposition of any acquired shares under those laws.

         Incentive Options. Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or the exercise of an Incentive Option. If the optionee sells the shares acquired upon the exercise of an Incentive Option ("Incentive Option Shares") at any time after the later of (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such Incentive Option or (b) two years after the date of grant of such Incentive Option (the "Incentive Option holding period"), then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price paid for the Incentive Option Shares, and the Company will not be entitled to any deduction. If the optionee disposes of the Incentive Option Shares at any time during the Incentive Option holding period, then (1) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the Incentive Option Shares on the date of exercise, (2) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the Incentive Option Shares on the date of exercise, over the exercise price paid for the Incentive Option Shares, (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price paid for the Incentive Option Shares over the sales price of the Incentive Option Shares, and (4) the Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

         For purposes of computing an optionee's "alternative minimum tax," an Incentive Option is treated as a Non-qualified Option, as discussed below. Thus, the amount by which the fair market value of Incentive Option Shares on the date of exercise (or such later date as discussed below under "Special Rules for Insiders") exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" ("AMTI"). The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 26% or 28% (depending on the optionee's
AMTI) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year. A taxpayer's alternative minimum tax attributable to this spread may be credited against the taxpayer's regular tax liability in later years to the extent that the regular tax liability exceeds the alternative minimum tax in any such year.

         Non-qualified Options. The grant of a Non-qualified Option is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise of the Non-qualified Option ("Non-qualified Option Shares") (determined as of the date of the exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount. See "Special Rules for Insiders," below. A subsequent sale of the Non-qualified Option Shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares. Such gain or loss will be treated as short-term or long-term depending on the optionee's holding period for the shares involved in the disposition. If an optionee receives a Non-qualified Option having an exercise price that is only a small fraction of the value of the underlying Non-qualified Option Shares on the date of grant, such optionee may be required to include the value of the option in taxable income at the time of grant.

         Special Rules for Insiders. If an optionee is a director, officer or stockholder subject to Section 16 of the Securities Exchange Act of 1934 (an "Insider") and exercises an Option within six months of the date of grant, the timing of the recognition of any ordinary income should be deferred until (and the amount of ordinary income should be determined based on the fair market value (or sales price in the case of a disposition) of the Common Stock upon) the earlier of the following two dates: (i) six months after the date of grant or (ii) a disposition of the Common Stock, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Common Stock on the date of exercise. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying Common Stock on the date of exercise.

         Restricted Stock. Unless the recipient makes an 83(b) Election within 30 days after the receipt of the restricted stock, the recipient is not taxed and the Company is not entitled to a deduction until the restriction lapses, and at that time the recipient will recognize ordinary income equal to the difference between the then fair market value of the Common Stock and the amount, if any, paid by the recipient for the Common Stock, and the recipient's tax basis in the Common Stock will equal the then fair market value of the Common Stock. If the recipient makes a timely 83(b) Election, the recipient will recognize ordinary income at the time of the election equal to the difference between the fair market value of the restricted stock on the date of grant and the amount, if any, paid by the recipient for the Common Stock, and the recipient's tax basis in the Common Stock will equal the fair market value of the Common Stock on the grant date. Any subsequent sale of the Common Stock by the recipient generally will, depending upon the length of the holding period beginning just after the date the restriction on the Common Stock lapses or where an 83(b) Election is made just after the grant date, be treated as long or short term capital gain (loss) equal to the difference between the sale price (the recipient's tax basis) and the recipient's tax basis (sale price). The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient.

         Performance Awards and SARs. Generally, the recipient of a performance award or a holder of an SAR will recognize ordinary income equal to the amount paid by the Company under either arrangement on the date the recipient or holder receives payment from the Company. If the Company places a limit on the amount that will be payable under an SAR, the holder may recognize ordinary income equal to the value of the holder's right under the SAR at the time the value of such right equals such limit and the SAR is exercisable. The Company will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient or holder.

         Miscellaneous Tax Issues. Special rules will apply in cases where an optionee pays the exercise or purchase price of the Option or applicable withholding tax obligations under the Plan by delivering previously owned Common Stock or by reducing the amount of Common Stock otherwise issuable pursuant to the Option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares. The Plan provides that, in the event of certain changes in ownership or control of the Company, the right to exercise Options otherwise subject to a vesting schedule may be accelerated. In the event such acceleration occurs and depending upon the individual circumstances of the recipient, certain amounts with respect to such Options may constitute "excess parachute payments" under the "golden parachute" provisions of the Internal Revenue Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Subject to stockholder approval of Proposal 3, the Company may be denied a deduction for compensation (including compensation attributable to Options) to certain officers of the Company to the extent the compensation exceeds $1 million in a given year.

                              STOCKHOLDER PROPOSALS

         Stockholders who wish to have proposals for action at the Company's 1998 Annual Meeting of Stockholders considered for inclusion in next year's proxy statement and form of proxy must cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than December 8, 1997. Such proposals should be addressed to the Company's Secretary, and may be included in next year's proxy materials if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments and postponements thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

                           INDEPENDENT PUBLIC AUDITORS

         By selection of the Company's Board of Directors, the firm of Ernst & Young LLP has served as the Company's auditor since its incorporation in 1989. The Board of Directors has again selected Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997. One or more representatives of Ernst & Young LLP are expected to be present at the Meeting and will have any opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                  ANNUAL REPORT

         The Company's 1997 Annual Report to Stockholders has been mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

San Diego, California
April 7, 1997

         STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

[FRONT SIDE OF PROXY CARD]

                        LA JOLLA PHARMACEUTICAL COMPANY
                             6455 NANCY RIDGE DRIVE
                              SAN DIEGO, CA 92121

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Joseph Stemler and Steven B. Engle, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse all shares of Common Stock of La Jolla Pharmaceutical Company (the "Company") held of record by the undersigned on March 17, 1997 at the Annual Meeting of Stockholders to be held on May 13, 1997, and at any postponements and adjournments thereof. The proposals referred to on the reverse side of this proxy are described in the Proxy Statement for the Annual Meeting of Stockholders dated March 31, 1997.

               CONTINUED ON THE REVERSE SIDE AND IS TO BE SIGNED

[REVERSE SIDE OF PROXY CARD]

A [X] Please mark your
      votes as in this
      example.

                                              WITHHOLD
                    FOR all nominees          AUTHORITY
                    listed at right        to vote for all
                  (except as marked to     nominees listed
                  the contrary below)          at right         Nominees:
1. ELECTION OF            [ ]                     [ ]           Thomas H. Adams, Ph.D.
   DIRECTORS                                                    William E. Engbers
                                                                Steven B. Engle
                                                                Robert A. Fildes, Ph.D.
                                                                Joseph Stemler
                                                                W. Leigh Thompson, M.D., Ph.D.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT THE NOMINEE'S NAME AT RIGHT.)

2. Approval of an amendment to the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan to increase by 500,000 the total number of shares of the Company's Common Stock that may be issued pursuant to such plan.

                 FOR               AGAINST              ABSTAIN
                 [ ]                 [ ]                  [ ]

3. Approval of amendments to the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan to limit awards to the CEO and each of the other four most highly compensated executives to 250,000 option shares and $1 million in performance awards in any calendar year, and to specify certain performance criteria for awards to such persons, all in an effort to preserve the Company's ability to take income tax deductions for compensation in excess of $1 million paid to such persons in any calendar year by qualifying awards under the plan to such persons as "performance based compensation" under
    Section 162(m) of the Internal Revenue Code.

                 FOR               AGAINST              ABSTAIN
                 [ ]                 [ ]                  [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

    PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

SIGNATURE                                                 DATE
          ----------------------------------------------       ---------------

SIGNATURE                                                 DATE
          ----------------------------------------------       ---------------
                        IF HELD JOINTLY

Please sign exactly as your name appears hereon. When shares are held by joint tenants both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please sign as such and include such title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.